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                                                                                          EXHIBIT 11.1

                                       VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                            COMPUTATION OF EARNINGS PER SHARE
                                    (Thousands of Dollars, Except Per Share Amounts)

                                                        Three Months Ended                Six Months Ended
                                                              June 30,                         June 30,
                                                       1996             1995             1996           1995

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . .  $   20,841       $   20,522       $   40,755     $   24,281
   Less:  Preferred stock dividend requirements. .      (2,841)          (2,964)          (5,682)        (5,928)

   Net income applicable to common stock . . . . .  $   18,000       $   17,558       $   35,073     $   18,353

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . .  43,901,049       43,644,101       43,824,800     43,608,555

   Earnings per share assuming no dilution . . . .  $      .41       $      .40       $      .80     $      .42

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . .  $   20,841       $   20,522       $   40,755     $   24,281
   Less:  Preferred stock dividend requirements. .      (2,841)          (2,964)          (5,682)        (5,928)
   Add:  Reduction of preferred stock
     dividends applicable to the assumed
     conversion of Convertible Preferred Stock . .       2,696            2,696            5,391          5,391

   Net income applicable to common stock
     assuming full dilution  . . . . . . . . . . .  $   20,696       $   20,254       $   40,464     $   23,744

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . .  43,901,049       43,644,101       43,824,800     43,608,555
   Weighted average common stock
     equivalents applicable to stock options . . .     553,341          176,336          496,078        149,723
   Weighted average shares issuable upon
     conversion of Convertible Preferred Stock . .   6,381,798        6,381,798        6,381,798      6,381,798

   Weighted average shares used for computation. .  50,836,188       50,202,235       50,702,676     50,140,076

   Earnings per share assuming full dilution . . .  $      .41       $      .40       $      .80     $      .47 <F1>

<F1> This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.

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